UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  September 5, 2008

Cano Petroleum, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32496	77-0635673
(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street, Suite 3200
Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 698-0900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On September 5, 2008, Cano Petroleum, Inc. (“Cano”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) among Cano, Legacy Reserves Operating L.P. (the “Buyer”) and Pantwist, LLC (“Pantwist”) pursuant to which Cano has agreed to sell to Buyer all of Cano’s membership interests in Pantwist, a wholly-owned subsidiary of Cano, for $42.7 million in cash, subject to certain customary closing adjustments.  The effective date of the transaction is to be July 1, 2008.  Pantwist holds certain leases in Carson, Gray, Hutchison, Moore, Wheeler and Sherman counties in the Texas panhandle.  As of June 30, 2008, the Pantwist properties produced 322 net barrels of oil equivalent per day and had 2.4 million barrels of oil equivalent of proved reserves, 78% of which were proved developed producing reserves.  Cano expects to record an approximate gain on the sale of $20 million, and any tax payments relating to such gain will be offset by Cano’s net operating losses.

Cano expects to use the net proceeds from the sale to pay down outstanding debt and to make a possible payment on a portion of the Series D Convertible Preferred Stock, with any remaining proceeds being used to continue the development of the Panhandle properties and the Cato properties and/or to make strategic acquisitions.

The closing is subject to certain customary closing conditions and is anticipated to close on or before October 1, 2008.  However, there can be no assurance that the transaction will be closed as contemplated by the Purchase Agreement.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANO PETROLEUM, INC.

Date: September 11, 2008
	By:	/s/ Benjamin Daitch
Benjamin Daitch
Senior Vice President and Chief Financial Officer